EXHIBIT 99.2

25 Years

Dear Friends of CryoLife,

I first heard about the cryopreservation of human heart valves (homografts) from Mary Bowman, an Atlanta-based medical devices recruiter I had known for many years. She told me that this technology was being used routinely at the University of Alabama Medical School in Birmingham. Intrigued, I arranged a meeting with Dr. Albert Pacifico, a pediatric cardiovascular surgeon, in the Cardiovascular Surgery Department there.

During our meeting, Dr. Pacifico told me why he felt that homograft valves were the replacement of choice for children with congenital heart problems. He explained that, unlike mechanical valves, the homograft valves did not require the use of a blood thinner; they lasted longer than pig valves did in children; and, they didn't have catastrophic failure modes like mechanical valves. The Alabama preservation technique used antibiotics to reduce the bacteria on the valves and DMSO as a cryoprotectant, and then the valves were frozen in liquid nitrogen.

The surgical techniques for transplanting human valves were developed simultaneously, in 1967, in London, England by Mr. Donald N. Ross, F R.C.S, and in Christ Church, New Zealand by Sir Brian Barrett-Boyes, F R.C.S. Both of these surgeons became pioneers in the emerging surgical field of cardiac reconstruction. Their development of the techniques to repair complex cardiac abnormalities showed that human tissue valve transplants could be used by surgeons to mimic and re-create the patient's anatomy. Both of these surgical teams were using antibiotics to reduce the bacteria on the valves and then used glycerol as a cryoprotectant agent prior to freezing the valves at liquid nitrogen temperatures.

During the fall of 1983, 1 contacted Bob McNally, a former colleague with whom I had worked at Intermedics, Inc. Bob was living in Maidenhead, England and was involved in clinical trials in Europe for new implantable medical devices. Bob had a Ph.D. in Biomedical Engineering from The University of Pennsylvania and was an expert in implantable medical devices. I asked him about Mr. Ross, the chairman of cardiovascular surgery at the National Heart Hospital, and after conducting additional research on the surgeon and initiating a literature search on homograft valve transplantation, Bob and I decided that I should travel to England and together we would contact Mr. Ross in an effort to learn more about human heart valve transplantation.

Although we were unable to see Mr. Ross, we did visit the homograft laboratory at Harefield Hospital outside of London.  The lab was located in one of the open-air operating rooms that had been built for the survivors of Dunkirk – in what we would call Quonset huts.  I recall there were four or five of them.  We found two quite friendly ladies in one of the operating rooms dissecting human hearts on a marble slab.  The demonstrated how to dissect an aortic valve and then showed us where the valves were stored in antibiotics at room temperature in glass jars on metal bookcases. If the doctors didn't use them within three weeks they were frozen in liquid nitrogen using glycerol as a cryoprotectant. While we were there, we met Charles Yankah, M.D., a cardiovascular surgeon from Berlin, who was picking out the valves he was going to implant later that week at the Berlin Heart Center.

It had become apparent to us that the technology for preserving human heart valves was unique, and that the patient benefits of human heart valves outweighed the benefits of synthetic implantable devices by a considerable margin. The decision was made to incorporate a company in January 1984, and Bob moved his family to Bradenton, Florida, as I was living in Sarasota, Florida, at that time. Next, we decided to hire a technician from the Alabama homograft laboratory and set up a new small laboratory in Atlanta, Georgia, next to Hartsfield airport, which had the most direct flights to major cities throughout the U.S.

In 1984, we rented 2,400 sq. ft. in an industrial park near the Atlanta airport. After additional research, we began preserving homograft heart valves and started calling on cardiovascular surgeons throughout the U.S. In 1985, the first full year we were in business, we had six employees and did about $900,000 in total revenues.

In June of 1993, I was introduced to Nick Kowanko, Ph.D., who was a chemistry professor at Moorhead State Teachers College in Moorhead, Minnesota. Nick had invented a very strong surgical adhesive that he wished to license to a medical products company: The demonstration that he showed me was a compound that glued two segments of filet mignon together instantly. He handed me the glued steak and said, "pull the glue apart." Well, the bond did not break - but the steak tore in half well away from the glue bond. I had seen a lot of surgery but I had never seen a product like this. So Nick and CryoLife signed a license for the development of this technology and ultimately BioGlue was introduced in Europe in April of 1998.

Over the past 25 years, as the company grew and matured, additional cardiovascular products and technologies were added to the company's core business. The development of the SynerGraft decellularization process, a process designed to remove cells from tissues, pushed the company into the forefront of an emerging implantable device technology called "tissue engineering."

Looking back, I realize that it never crossed our minds that preserved human tissues and cells and a surgical adhesive would have such an enormous effect on patients throughout the world.  By our estimates, more than 160,000 tissues we have preserved have been distributed for implantation.

There have been almost 60,000 cardiac reconstructions performed using CryoLife preserved cardiac tissues and more than half have been performed on children. And, it is our estimate that more than 30,000 people have undergone limb saving peripheral vascular surgery using a CryoLife preserved vascular graft. Since BioGlue's successful introduction into European markets in 1998 and then into the U.S. in 2001 this product has been used in 480,000 surgical procedures around the world.

CryoLife's 25th anniversary booklet features a few of the patients who have had cardiac reconstructive surgery using CryoLife preserved human tissues and, in some cases, our surgical adhesives. Special bonds were formed between these patients and doctors and we felt it appropriate that they have the opportunity to tell their stories. Their stories are the story of CryoLife. We are humbled by their courage and, at the same time, very proud to be an integral part of their lives.

/s/ Steven G. Anderson
Steven G. Anderson
Founder and CEO

Atlanta, Georgia
May, 2009

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